Certificate  of  Amendment
Secretary  of  State
204  North  Carson  St.
Carson  City,  Nevada  89701-4299

Certificate  of  Amendment
Of  Articles  of  Incorporation
(Pursuant  to  NRS  78.385  and  78.390  After  Issuance  of  Stock)



1.  Name  of  Corporation
     New  Medium  Enterprises,  Inc.

2. The articles have been amended as follows (Provide article numbers if available

     Article  FOURTH  of  the  hereby  amended  to  read  as  follows

    Fourth (a) The corporation shall be authorized to issue the following shares.

    Class          Number  of  Shares       Par  Value

Common             200,000,000              $0.0001
Preferred           10,000,000              $.0001

3. The voting by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by the classes or series or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is 78%.

Effective  day  of  filing  7-26-04

Officers  Signature    Ethel  Schwartz

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof

IMPORTANT Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.


/s/  Nevada  Secretary  of  State